Exhibit 10.4


                   AMENDED AND RESTATED SHAREHOLDERS AGREEMENT


                  AMENDED AND RESTATED AGREEMENT made as of December 16, 1997 by and between IAN M. CUMMING ("Cumming"), residing at 1470 Military Way, Salt Lake City, Utah, 84103, JOSEPH S. STEINBERG ("Steinberg"), residing at 84 Remsen Street, Brooklyn, New York 11201 (Cumming and Steinberg sometimes are collectively referred to as the "Stockholders" and individually as a "Stockholder") and LEUCADIA NATIONAL CORPORATION("Leucadia"), a New York corporation having its principal place of business at 315 Park Avenue South, New York, New York 10010.

                  WHEREAS, each Stockholder is the direct owner of the number of shares of the common stock, par value $1.00 per share, of Leucadia (the "Common Shares") set forth on Exhibit A hereto; and

                  WHEREAS, the parties to this Agreement wish to provide for the purchase by Leucadia of certain of the Common Shares beneficially owned by a deceased Stockholder; and

                  WHEREAS, the parties to this Agreement wish to provide the funds necessary for the purchase by Leucadia of the Common Shares of a Stockholder under the terms of this Agreement through insurance on the life of each Stockholder;

                  1. By-Sell Obligation. Upon the death of either Stockholder,
                     ------------------
Leucadia agrees to purchase from the estate of the deceased Stockholder (the "Estate"), such number of Common Shares owned by the deceased Stockholder as of the deceased Stockholder's date of death (the "Deceased Stockholder's Common Shares") having an aggregate purchase price determined in accordance with paragraph 2 hereof equal to the Insurance Proceeds (as hereinafter defined); provided, however, that Leucadia shall not be obligated to purchase from the Estate and the Estate shall not be obligated to sell to Leucadia more than 55% of the Deceased Stockholder's Common Shares (the "Shares") and further provided, however, that Leucadia shall not be obligated to purchase from the Estate and the Estate shall not be obligated to sell to Leucadia any portion of the Deceased Stockholder's Common Shares to the extent a purchase thereof would result in the imposition of limitations under Section 382 of the Internal Revenue Code of 1986 on the use, for federal income tax purposes, of the net operating losses and other credit or loss carryovers of Leucadia or any subsidiary thereof. Each Stockholder agrees that the Shares

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to be acquired pursuant to this Agreement shall be sold and transferred by the legal representative of his Estate (the "Legal Representative") to Leucadia in accordance with the terms of this Agreement.

                  2.       Purchase Price for the Common Shares.
                           ------------------------------------

                           (a)      The purchase price for each Share shall
be equal to the greater of (i) "Net Book Value Per Share" (as hereinafter defined) as at the end of the fiscal quarter immediately preceding the fiscal quarter in which the date of death of the deceased Stockholder occurs; or (ii) the average of the closing price for the Common Shares on the New York Stock Exchange for the forty (40) trading days preceding the date of death of the deceased Stockholder.

                           (b)      For the purposes of this Agreement, the
"Net Book Value Per Share" shall be the difference between the book value of Leucadia's assets and the book value of its liabilities, determined in accordance with generally accepted accounting principles applicable to Leucadia's then most recent audited financial statements and the regular methods and practices used by Leucadia in calculating book value applied on a basis consistent with those used by Leucadia at September 30, 1987, divided by the number of Common Shares then outstanding. Net Book Value Per Share shall be calculated on a fully diluted basis.

                  3.       Payment of the Purchase Price. The purchase price for
                           -----------------------------
the Shares shall be paid in cash to the Estate of the deceased Stockholder within the later of (i) five days of receipt of the Insurance Proceeds or (ii) thirty days after the death of the deceased Stockholder, unless the Legal Representative has not been qualified, in which event the purchase price shall be paid on the fifth business day after qualification of the Legal Representative.

                  4.       Insurance.
                           ---------

                           (a)      Leucadia acknowledges that it has
purchased from each of the insurance carriers set forth on Exhibit B hereto a policy of term life insurance on the life of each of Cumming and Steinberg in the aggregate amount per individual of $50,000,000 (the "Insurance"). Each Stockholder agrees to do everything necessary to cause such policy to be issued.

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                           (b)      Leucadia agrees (i) to use its best
efforts to maintain the Insurance during the term of this Agreement, (ii) to pay the premiums on the Insurance as such premiums fall due, (iii) to give proof of such payment to the insured Stockholder within twenty days after the due date of each premium and (iv) upon the death of a Stockholder, to use the proceeds of the Insurance (the "Insurance Proceeds") to fund its purchase of Shares in accordance with the terms of this Agreement. Upon the failure of Leucadia to pay a premium when it becomes due, the insured Stockholder shall have the right to pay the premium and to be reimbursed therefor by Leucadia.

                           (c)      In the event that the Insurance with
respect to a Stockholder is not in effect for any reason other than as a result of a breach by Leucadia of the terms of this Agreement, this Agreement shall terminate with respect to such Stockholder.

                  5.       Transfer of Common Shares. Each Stockholder agrees
                           -------------------------
that upon receipt of cash in full payment for all or a portion of his Shares in accordance with the terms hereof the Legal Representative of his Estate will execute and deliver to Leucadia all the documents which are required to transfer such Shares to Leucadia, including within limitation, the release or waiver of any tax liens, along with the certificates for such Shares.

                  6.       Restriction on Alienation of Shares.  Each
                           -----------------------------------
Shareholder agrees that, until the Shares are sold pursuant to the terms hereof, his Estate shall not sell, assign, encumber or otherwise dispose of any direct or indirect interest in the Common Shares except pursuant to this Agreement. Nothing contained in this Agreement, however, shall restrict in any manner a Stockholder's right or ability to sell, assign, encumber or otherwise dispose of any direct or indirect interest in the Common Shares during his lifetime.

                  7.       Specific Performance. The parties recognize that
                           --------------------
irreparable harm will result in the event that this Agreement shall not be specifically enforced. If any dispute arises concerning the disposition hereunder of any of the Common Shares, the parties hereto agree that an injunction may be issued restraining such disposition pending determination of such controversy and that no bond or other security shall be required in connection therewith. If any dispute arises concerning the right or obligation of

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

any party hereto to purchase or sell any of the Common Shares, such right or obligation shall be enforceable by a decree of specific performance. Such remedies shall not, however, be exclusive and shall be in addition to the other remedy or remedies which the parties may have.

                  8.       Termination. This Agreement shall terminate upon the
                           -----------
occurrence of any of the following events:

                           (a)      The mutual consent in writing of the
parties to this Agreement; or

                           (b)      The expiration of thirty (30) days after
a petition in bankruptcy shall have been filed by or against Leucadia and such petition shall not have been discharged during such thirty (30) day period; or upon an assignment by Leucadia for the benefit of creditors; or upon the expiration of thirty (30) days after the commencement of any proceeding under any act of Congress or governmental authority for the relief of debtors seeking the relief or readjustment of indebtedness either through reorganization, composition, extension, or otherwise, and such proceedings involving Leucadia as debtor shall not have been vacated within such thirty (30) day period; or upon the voluntary or involuntary dissolution of Leucadia;

                           (c)      The occurrence of the event described in
Section 4(c) hereof; or

                           (d)      June 30, 2003.

                  9.       Entire Agreement. This Agreement constitutes the
                           ----------------
complete understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or modified, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

                  10.      Successors and Assigns. All of the terms and
                           ----------------------
provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, personal representatives, and assigns.

                  11.      Governing Law. This Agreement has been made in, and
                           -------------
shall be governed by, construed and enforced in accordance with, the laws of the State of New York.

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

                  12.      Notices. All notices, offers, acceptances and other
                           -------
communications to be made, served or given under or pursuant to the terms hereof shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties hereto at their respective addresses as set forth at the beginning of this Agreement, or to such other address as a party hereto shall have given notice of pursuant hereto.

                  13.      Severability. If at any time subsequent to the date
                           ------------
hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                  14.      Counterparts. This Agreement may be executed in one
                           ------------
or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  15.      Paragraph Headings.  The paragraph headings
                           ------------------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.


                                               /s/  Ian M. Cumming
                                               ---------------------------
                                                    IAN M. CUMMING


                                               /s/  Joseph S. Steinberg
                                               ---------------------------
                                                    JOSEPH S. STEINBERG


                                               LEUCADIA NATIONAL CORPORATION


                                               By: /s/ Joseph A. Orlando
                                                   --------------------------
                                                       Joseph A. Orlando
                                                       Vice President and
                                                        Chief Financial Officer



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